July 29, 2011

Alejandra Peña
333 East 46th Street, Apt. 5B
New York, NY 10017

Dear Alejandra,

Castle Brands USA Corp. (the “Company”) is pleased to confirm our offer to you on the following terms listed below.  This offer is contingent upon your execution of acceptance and is subject to the terms of the Company’s handbook, which is subject to change.  Please treat the details of this offer as confidential.

1. Employment Duties:  Your employment shall be with the Company in the position of Senior Vice President of Marketing.  You will report to me as the Chief Operating Officer.

2. Start Date:  Your effective start date will be September 1, 2011.

3. Salary:  In consideration for your services to the Company, you shall receive a gross annual salary of $155,000 payable semi-monthly on the 15th and the last day of each month, from which the Company will withhold and deduct all federal and state income, social security and disability taxes and any other applicable amounts as required by applicable laws.  In addition, you will be eligible to receive up to 30% of base salary based on Company and Individual goals.

4. Stock Options: Subject to approval of the Compensation Committee of Castle Brands Inc., you will be eligible for the option to purchase shares of stock in Castle Brands at a strike price and on terms to be determined by the Compensation Committee.

5. Benefits:  You will be eligible to participate in the Company benefits program that is reviewed and revised periodically.  In addition, you will be eligible for up to 4 weeks vacation per year, accrued at 1.67 days per month.

6. Severance: In the event that you are terminated by the Company without Cause, you shall receive from the Company six (6) months’ severance pay based on your base pay then in effect. Severance will be paid through the Company’s regular payroll in equal installments over the severance period upon execution of an appropriate release.  As used herein, "Cause" means your personal dishonesty, willful misconduct, breach of fiduciary duty, or failure to substantially perform assigned duties relating to your performance as reasonably determined by the Board of Directors of the Company in its sole discretion, or any violation of any law, rule or regulation (other than non-alcohol related traffic violations or similar offenses) or material breach of any provision of this Agreement as reasonably determined by the Board of Directors of the Company in its sole discretion.

7. “At-Will:” BY ACCEPTING THIS OFFER OF EMPLOYMENT FROM THE COMPANY, YOU AGREE, ACCEPT AND ACKNOWLEDGE THAT (I) YOUR EMPLOYMENT WITH THE COMPANY IS “EMPLOYMENT AT-WILL,” WHICH MEANS THAT EITHER YOU OR THE COMPANY MAY TERMINATE THE EMPLOYMENT WITH OR WITHOUT CAUSE, FOR ANY REASON OR FOR NO REASON AT ALL, AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE OR WARNING, WHICH TERMINATION SHALL BE EFFECTIVE UPON COMMUNICATION OF SUCH TERMINATION TO YOU OR THE COMPANY, AS APPLICABLE, AND (II) NEITHER THIS LETTER NOR ANY OTHER AGREEMENT BETWEEN YOU AND THE COMPANY IS AN EMPLOYMENT CONTRACT FOR ANY PARTICULAR TERM, AND THAT NO RIGHT TO CONTINUED EMPLOYMENT FOR ANY PERIOD OF TIME, EITHER EXPRESS OR IMPLIED, IS REPRESENTED HEREBY, AND THAT ALL TERMS AND CONDITIONS CONTAINED HEREIN ARE SUBJECT TO MODIFICATION BY THE COMPANY IN THE COURSE OF REGULAR REVIEWS TO COMPENSATION PACKAGES.

8.  No Conflict:  By accepting an offer of employment with the Company, you represent and warrant to the Company and its affiliates that such employment with the Company as contemplated hereby does not violate any agreement or covenant between you and any third party.

This offer is contingent upon proof of US citizenship or alien work permission as required under federal regulations.

Please call if you have any questions.

Sincerely,	Accepted and Agreed:

/s/ John S. Glover	/s/ Alejandra Peña
John S. Glover	Alejandra Peña
Chief Operating Officer

122 East 42nd Street, Suite 4700 | New York, NY  10168
Voice 1.646.356.0200 | www.castlebrandsinc.com